EXHIBIT 99.1

January 5, 2017

Dear Shareholders:

We are writing to highlight a few recent developments in the competitive landscape of the once-weekly basal insulin market. AntriaBio closely tracks the progress of companies with pipeline products that we view as potential competition to AB101 market share. The three programs management believes are the most relevant are the weekly insulin programs from Hanmi Pharmaceutical Co., Ltd. (LAPSInsulin 115), PhaseBio Pharmaceuticals (PE0139) and Novo Nordisk (LAI287). We believe AB101 is in a position to be a differentiated product as it is the only product that uses native, unmodified insulin in its drug substance. This may confer a safety and regulatory advantage over all three of our competitors whose weekly basal insulin candidates are insulin analogs or modified forms of insulin.

Late last week, Hanmi announced it was amending the licensing agreement it signed with Sanofi in November 2015. Under the original agreement, Sanofi licensed the development and commercialization rights for three of Hanmi’s long-acting diabetes products: efpeglenatide (weekly/monthly GLP-1 agonist), LAPSInsulin 115 (weekly basal insulin) and LAPSInsulin Combo (GLP-1 agonist + basal insulin combination). The agreement stipulated that Hanmi would receive an upfront payment of 400 million euros and up to 3.5 billion euros in development, registration and sales milestones, in addition to double-digit royalties on net sales.

Under the terms of the revised licensing agreement, Sanofi returned development rights for LAPSInsulin 115 to Hanmi. As a result, Hanmi will return 196 million euros to Sanofi by December 2018 and Sanofi’s commercial milestone payments to Hanmi have been reduced by 798 million euros. Hanmi will also now be responsible for part of the development expenses for efpeglenatide and receive reduced milestone payments for the drug.

In 2014, Hanmi terminated their lead clinical stage weekly insulin compound, HM12460A, for failing to meet the target product profile of a once-weekly subcutaneous injection. Though Hanmi initiated Phase 1 clinical studies of their follow-on compound, LAPSInsulin 115 in February 2015, neither Hanmi nor Sanofi has announced or presented data from these trials.

Based on the preclinical PK/PD data Hanmi presented at the American Diabetes Association 74th Scientific Sessions® in San Francisco in 2014, we believe LAPSInsulin 115 fails to meet the target product profile of a once-weekly subcutaneous injection. We believe the data showed an acute release of insulin with significant glucose lowering within the first 24 hours. Peak insulin levels and glucose lowering occurred at Day 2-3 and resolved by Day 5-6, which leads us to believe that the LAPSInsulin 115 formulation may fall short of once-weekly dosing. We believe any issues related to the efficacy of LAPSInsulin 115, if they exist, are unique to LAPSInsulin 115 and are not applicable to all once-weekly insulin therapies.

In contrast, single dose and repeat weekly dose preclinical studies of AB101 in multiple animal species demonstrated no acute insulin release or glucose reduction and also demonstrated slow onset, sustained insulin increases and corresponding glucose reductions over the entire course of the weekly dosing interval.

AntriaBio continues to believe in the promise of the once-weekly insulin class to deliver a basal insulin with fewer side effects and greater accessibility to patients needing insulin, given the right formulation and product. Due to its potential safety advantages and consistent weekly profile in animals, we believe AB101 is uniquely positioned to meet this promise. Recent events strengthen our competitive advantage. In addition to our view of AB101 as a best in class therapy, we also believe AB101 remains in a position to be first in class to take share of the current ~$11 billion basal insulin market. We look forward to commencing our first clinical study this year and we are optimistic we will demonstrate human proof of concept for AB101 as a once-weekly insulin therapy.

Best Regards,

Noopur Liffick
Vice President, Corporate Development

Forward-Looking Statements
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